Exhibit 99.1

GSE Systems Reports First Quarter 2023 Financial Results

Conference Call Scheduled for today, May 15, 2023 at 4:30pm ET

Columbia, MD – May 15, 2023 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support nuclear power and the decarbonization initiatives of the power industry, today announced its financial results for the first quarter (“Q1”) ended March 31, 2023.

Q1 2023 and Recent Highlights

•	New orders in Q1 2023 were $19.1 million, up 72% from $11.1 million in Q1 2022.
•	Engineering orders in Q1 2023 was $14.7 million, up 130% from $6.4 million in Q1 2022.
•	Engineering revenue in Q1 2023 increased 9% from Q1 of 2022.
•	Software and support sales increased in Q1 of 2023 by 168% to $0.9 million when compared to $0.3 million in Q1 of 2022.
•	Backlog at March 31, 2023, was $40.9 million, including $31.4 million of Engineering backlog, and $9.5 million of Workforce Solutions backlog.
•	Ended Q1 2023 with cash, cash equivalents and restricted cash of $2.8 million, including restricted cash of $1.6 million.

Management Commentary

“The company received solid orders bookings in Q1, with backlog levels closing above $40M.  We are particularly pleased with our engineering bookings and software revenue growth,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer.  “There continues to be positive momentum building for our  industry, which we are eager to see convert to order flow and revenue which should follow orders from a timing perspective.  Longer term, the macro trends towards grid stability, energy security and decarbonization are in our favor, providing a solid foundation to be optimistic about the future."

Emmett Pepe, CFO of GSE Systems, added, “The $19.1m in orders is our highest quarter in 3 years and provides us with a good start to 2023.  We will look to leverage these orders and our strong backlog to generate future revenue while we continue to pursue cost containment measures and expect to start seeing the benefits of these initiatives in Q2 2023.”

Q1 2023 FINANCIAL RESULTS

Orders in Q1 2023 were $19.1 million, an increase of 72% compared to $11.1 million in Q1 2022. Orders for Engineering increased 130% to $14.7 million in Q1 2023 compared to $6.4 million in Q1 2022. For Workforce Solutions, orders were $4.4 million in Q1 2023, compared to $4.7 million in Q1 2022.

Revenue during Q1 2023 was $10.9 million, a decrease of 11.4% compared to $12.3 million in Q1 2022 and an increase of 1% compared to $10.8 million in Q4 2022. The decrease of revenue was primarily due to fewer contracts being serviced in Q1 2023 compared to Q1 2022.

Engineering revenue was $6.9 million in Q1 2023 compared to $6.4 million in Q1 2022, and $7.5 million in Q4 2022. The year over year change was primarily attributable to increased work on Percentage of Completion (“POC”) and improved utilization of personnel on T&M projects.

Workforce Solutions revenue was $3.9 million in Q1 2023 compared to $5.9 million in Q1 2022, and $3.3 million in Q4 2022, The year over year change is due to fewer contracts being serviced in Q1 2023 compared to Q1 2022.

Gross profit in Q1 2023 was $2.4 million, or 22.0% of revenue. This compared to gross profit of $2.4 million, or 19.8% of revenue in Q1 2022, and $3.1 million, or 28.2% of revenue in Q4 2022. The sequential change in gross margin was primarily related to the mix of business shifting to lower margin projects.

Operating expenses in Q1 2023 were $5.2 million compared to $5.0 million in Q1 2022. Operating expenses were $4.1 million in Q4 2022. Operating expenses were sequentially increased due to some additional corporate expenditures.

Operating loss was approximately $(2.8) million in Q1 2023, compared $(2.6) million in Q1 2022. Operating loss was $(1.1) million in Q4 2022.

Net loss in Q1 2023 was $(3.0) million or $(0.13) per basic and diluted share, compared to $(3.4) million or $(0.16) per basic and diluted share in Q1 2022. Net loss was $(1.5) million or $(0.07) per basic and diluted share in Q4 2022.

Adjusted net loss1 totaled $(2.6) million, or $(0.11) per diluted share in Q1 2023, compared to adjusted net loss of $(2.2) million, or $(0.10) per diluted share, in Q1 2022. Adjusted net loss1 totaled $(1.1) million, or $(0.05) per diluted share in Q4 2022.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q1 2023 was approximately $(2.4) million, compared to $(2.7) million in Q1 2022. EBITDA for Q4 2022 was approximately $(0.7) million.

Adjusted EBITDA1 $(2.2) million in Q1 2023, compared to $(1.7) million in Q1 2022. Adjusted EBITDA1 totaled $(0.4) million in Q4 2022.

Backlog at March 31, 2023, was $40.9 million, including $31.3 million of Performance Improvement Solutions backlog, and $9.5 million of Workforce Solutions backlog.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL
GSE Systems has scheduled a conference call for today, May 15, 2023 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (833) 974-2453 or (412) 317-5784 or can listen via a live Internet webcast at: https://app.webinar.net/D8JEB1XgOa0. Access to the link is also available in the Investor Relations section of the Company's website at: https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 5336388. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE's advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
Kyle Loudermilk	Lytham Partners
Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended
	March 31,
	2023	2022
	(unaudited)	(unaudited)
Revenue	$10,873	$12,275
Cost of revenue	8,478	9,848
Gross profit	2,395	2,427

Operating expenses:
Selling, general and administrative	4,788	4,507
Research and development	181	142
Depreciation	48	72
Amortization of definite-lived intangible assets	161	260
Total operating expenses	5,178	4,981

Operating loss	(2,783)	(2,554)

Other income and (expenses), net
Interest expense, net	(286)	(148)
Change in fair value of derivative instruments, net	69	(581)
Other income, net	10	16

Loss before income taxes	(2,990)	(3,267)

(Benefit from) provision for income taxes	(39)	167

Net loss	$(2,951)	$(3,434)

Net loss per common share - basic and diluted	$(0.13)	$(0.16)

Weighted average shares outstanding - Basic and Diluted	22,933,894	20,980,046

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,265	$2,789
Restricted cash, current	500	1,052
Contract receivables, net of allowance for credit loss	10,464	10,064
Prepaid expenses and other current assets	1,282	2,165
Total current assets	13,511	16,070

Equipment, software and leasehold improvements, net	724	772
Software development costs, net	567	574
Goodwill	6,299	6,299
Intangible assets, net	1,526	1,687
Restricted cash - long term	1,078	535
Operating lease right-of-use assets, net	386	506
Other assets	52	53
Total assets	$24,143	$26,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term note	$2,693	$3,038
Accounts payable	1,560	1,262
Accrued expenses	2,045	2,084
Accrued compensation	1,935	1,071
Billings in excess of revenue earned	4,104	4,163
Accrued warranty	292	370
Income taxes payable	1,723	1,774
Derivative liabilities	484	603
Other current liabilities	831	1,286
Total current liabilities	15,667	15,651

Long-term note, less current portion	-	310
Operating lease liabilities noncurrent	110	160
Other noncurrent liabilities	192	144
Total liabilities	15,969	16,265

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 25,159,719 and 24,046,806 shares issued, 23,560,808 and 22,447,895 shares outstanding, respectively	252	240
Additional paid-in capital	83,860	82,911
Accumulated deficit	(72,935)	(69,927)
Accumulated other comprehensive (loss) income	(4)	6
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	8,174	10,231
Total liabilities and stockholders' equity	$24,143	$26,496

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net loss, before taking into account interest expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the stock-based compensation expense and change in fair value of derivative instruments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate our results because it excludes certain items that are not directly related to our core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended
	March 31,
	2023	2022
	(unaudited)	(unaudited)
Net loss	$(2,951)	$(3,434)
Interest expense, net	286	148
Provision for income taxes	(39)	167
Depreciation and amortization	294	415
EBITDA	(2,410)	(2,704)
Stock-based compensation expense	285	408
Change in fair value of derivative instruments, net	(69)	581
Adjusted EBITDA	$(2,194)	$(1,715)

Adjusted Net Loss and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted net loss exclude the impact of stock-based compensation expense, change in fair value of derivative instruments and amortization of intangible assets related to acquisitions. Adjusted net loss and adjusted loss per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net loss and adjusted EPS, in addition to other GAAP measures, are useful by investors to evaluate our results because they exclude certain items that are not directly related to our core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net loss and adjusted EPS to GAAP net loss, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended
	March 31,
	2023	2022
	(unaudited)	(unaudited)
Net loss	$(2,951)	$(3,434)
Stock-based compensation expense	285	408
Change in fair value of derivative instruments, net	(69)	581
Amortization of intangible assets related to acquisitions	161	260
Adjusted net loss	$(2,574)	$(2,185)

Adjusted loss per common share – Diluted	$(0.11)	$(0.10)

Weighted average shares outstanding – Diluted(a)	22,933,894	20,980,046

(a) During the three months ended March 31, 2023 and 2022, we reported a GAAP net loss and an adjusted net loss. Accordingly, there were no dilutive shares from RSUs included in the adjusted earnings per share calculation that were considered anti-dilutive when calculating the net loss per share.